Exhibit 99

United Heritage Corporation Adds Paul D. Watson to Board of Directors and Named Chief Operating Officer
Monday December 3, 12:24 pm ET

Geoffrey W. Beatson Appointed VP of Engineering and Production
MIDLAND, Texas, Dec. 3 /PRNewswire-FirstCall/ -- United Heritage Corporation (Nasdaq: UHCP - News; the "Company"), a public company involved in the development of medium gravity crude oil assets announced today that on November 28, 2007, Paul D. Watson was named Chief Operating Officer of United Heritage Corporation and joined the company's board of directors. The company also announced today that Geoffrey W. Beatson has been appointed Vice President of Engineering and Production.

Paul D. Watson, aged 56, is an oil and gas consultant, developer, acquirer and financier with 34 years' experience at public and private natural resources and energy companies worldwide. For the past three years he has been the VP of Exploration and a member of the board of directors at Energy 51 Ltd./Watch Resources Ltd., a Canadian energy corporation. Prior to Energy 51 Ltd./Watch Resources Ltd., Mr. Watson was the Vice President of Exploration at Trafina Energy, where he increased Trafina's core land position from three sections to more than 25 and achieved a 100% drilling success rate. Mr. Watson has also served as a consultant to numerous energy companies, including Kelman Technologies, Inc., Reliance Engineering Group, Inc. and Reflect Technology, Inc. Mr. Watson began his career as a junior geologist in 1973 after earning his Bachelor of Science in Geology at the University of Calgary, Alberta.

Joining the Company with Mr. Watson is Geoffrey W. Beatson, aged 48, who will serve as Vice President of Engineering and Production and has more than two decades' experience in the oil and gas industry. Since 2005, Mr. Beatson has been the Vice President of Engineering and Operations at Energy 51/Watch Resources Ltd. where he developed innovative techniques to produce heavy oil and presented his findings at the Lloydminster heavy oil conference in 2007. This initiated field delineation that resulted in over 400 infill locations. Prior to accepting the position at Energy 51/Watch Resources Ltd., Mr. Beatson was the V.P. Engineering with Bunker Energy, Inc. where, for three years, he performed reservoir studies, production optimization, drilling and completion program design and implementation. Prior to joining Bunker Energy, Mr. Beatson was the B.C. Team Leader then Chief Reservoir Engineer then Director of Engineering and Economics at Encal Energy Ltd., where he designed and implemented a corporate Business Cycle to manage yearly resource growth and initiated the company's Rigel Cecil waterflood development that ultimately added over 4,500 b/d of production. From November, 1994 until December, 1995, Mr. Beatson was the Senior Business Development Engineer at Anderson Exploration Ltd., where he evaluated potential properties and corporate acquisition targets that lead to the $3.200 mm purchase of Home Oil Ltd. on behalf of senior management. Mr. Beatson earned his A.P.E.G.G.A. Management Development Certificate, his Certified Administrative Manager Certificate (C.A.M.) and his Bachelor of Science, Mechanical Engineering at the University of Calgary, Alberta in 1983.

Chip Langston, interim CEO and President of the Company said "United Heritage has gone outside the country to find professionals that we believe are capable of unlocking the potential of the Wardlaw Field. Their addition to our team sets in motion our objective at United Heritage, which is to try to maximize the development value of our Wardlaw Field".

About United Heritage Corporation

United Heritage Corporation, founded in 1981 and based in Midland, TX, is focused on the development of on-shore oil and gas assets. The company has four leases covering 10,500 acres in the Wardlaw Field located in Edwards County, TX. A report published by J.R. Butler & Co. in 1984 estimated 168 million barrels of oil in place on the property. The oil is categorized as "medium crude", the deposits are in the light gravity range of heavy oil at 14-25 API gravity. The Company believes that ultimate recovery could be in the region of 40%. Management believes its acreage has always held great reserves, but question on the technology to properly extract the reserves. Some oil production has already been established from the field, and the Company expects to complete a pilot project on this acreage during the first quarter of 2008.

Private Securities Litigation Reform Act Safe Harbor Statement: The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. All statements other than statements of historical information provided herein, including statements regarding the ability of Messrs. Watson and Beatson to maximize the potential of the Wardlaw Field, may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those that we may anticipate in each of our segments reflected by our subsidiaries' operations include without limitations, continued value of our real estate portfolio, the strength of the real estate market in Houston, Texas, as a whole, continued acceptance of the Company's products and services, increased levels of competition, new products and technology changes, the dependence upon financing, third party suppliers and intellectual property rights, the rules of regulatory authorities and risks associated with any potential acquisitions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof.

1310 West Wall, Suite A
Midland, Texas 79701
Chip Langston
432-687-1131